Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 6th day of July, 2010 (the “Effective Date”) by and between BCB Bancorp, Inc., (“BCB”) a New Jersey corporation and bank holding company, BCB Community Bank (the “Bank”), a New Jersey chartered bank and wholly-owned subsidiary of BCB, and August Pellegrini, Jr. (the “Consultant”).

WHEREAS, BCB and Pamrapo Bancorp, Inc. (“Pamrapo”), a New Jersey corporation, entered into an Agreement and Plan of Merger dated June 29, 2009 (“Merger Agreement”), wherein Pamrapo will merge into BCB (the “Merger”); and

WHEREAS, the Consultant is a member of the Board of Directors of BCB; and

WHEREAS, following the consummation of the Merger, the Consultant will no longer serve on the Board of Directors of BCB: and

WHEREAS, BCB and the Bank desire to assure themselves of the continued availability of the Consultant’s services as provided in this Agreement; and

WHEREAS, the Consultant is willing to serve BCB and the Bank on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

Section 1. Consultant Relationship.

BCB and the Bank hereby engage the Consultant and the Consultant hereby agrees to serve BCB and the Bank, under the terms and conditions set forth in this Agreement.

Section 2. Duties.

Subject to the terms and conditions set forth below, the Consultant shall upon the request of BCB or the Bank advise BCB and the Bank with respect to: (i) existing and new customer relationships, (ii) expansion strategies for existing and new market areas, (iii) strategies for developing and implementing new banking products and services, (iv) merger and acquisition opportunities, and (v) such other banking-related services or advice as BCB or the Bank may reasonably request (collectively, the “Consulting Services”); provided the total hours devoted to such Consulting Services does not exceed the greater of fifteen (15) hours per week or fifty (50) hours in any single month. The Consultant shall provide such Consulting Services at Consultant’s residence, the Bank’s main office in Bayonne, New Jersey, or at such other locations as the Bank and the Consultant mutually agree upon. The Consultant is not hereby being granted nor will the Consultant have any authority, apparent or otherwise, to bind or commit the Bank in any manner.

Section 3. Term of the Agreement.

This Agreement shall commence on the Effective Date and shall expire thirty-six (36) months later on July 6, 2013 (the “Term”).

Section 4. Consulting Fee and Expenses

(a) During the Term of this Agreement, in consideration of the Consulting Services to be provided hereunder, the Bank shall pay the Consultant a total consulting fee of $120,000 (the “Consulting Fee”), which shall be payable in 12 quarterly installments of $10,000 during the Term.

(b) The Consultant shall pay and be responsible for all of his home office expenses, postage, printing, insurance, cell phone, secretarial, travel and similar administrative expenses, and the Consultant acknowledges that the payment of such expenses by the Consultant was taken into account in establishing the amount of the Consulting Fee. The Consultant may request that the Bank reimburse him for any other fees or expenses, which reimbursement shall require the prior approval of the President and Chief Executive Officer of the Bank.

(c) The Consultant agrees that the Bank will make no deductions from any Consulting Fee paid to Consultant, and the Consultant shall have full and exclusive liability for the payment of any federal, state or local taxes and/or contributions for unemployment insurance, workers’ compensation or any other employment-related costs or obligations, related to his Consulting Services. The Consultant understands that he will be solely responsible for the payment of any such taxes and/or contributions and hereby agrees to indemnify BCB and the Bank against nonpayment thereof.

Section 5. Termination

In the event Consultant terminates his Consulting Services under this Agreement for any reason, including the Consultant’s termination due to death or Disability (as defined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended), or is terminated by BCB and/or the Bank for Cause (as defined herein) during the Term, BCB and the Bank shall have no further obligations under this Agreement to make any further payments provided for in Section 4 of this Agreement. However, termination of Consultant’s Consulting Services or this Agreement by BCB and/or the Bank without “Cause” shall not relieve BCB and the Bank of its obligations to make payments provided for in Section 4 of this Agreement through the end of the Term. For purposes of this Section 5, “Cause” shall mean that the Consultant:

(i)	committed a material act of dishonesty in performing his duties on behalf of BCB or the Bank;

(ii)	committed willful misconduct that, in the judgment of BCB or the Bank, caused economic damage to BCB or the Bank, or injury to the business reputation of BCB or the Bank;

(iii)	committed acts of incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(iv)	committed a breach of fiduciary duty involving personal profit;

(v)	intentionally failed to perform stated duties under the Agreement;

(vi)	willfully violated any law, rule, regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of BCB or the Bank, or is convicted of any felony or any violation of law involving moral turpitude, or willfully violated a final cease-and-desist order; or

(vii)	breach of any provision of this Agreement by the Consultant.

Section 6. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by this Agreement. Consultant shall not be considered as having an employee status vis-à-vis BCB or the Bank, or by virtue of this Agreement shall not be entitled to participate in any plans, arrangements or distributions of BCB or the Bank pertaining to or in connection with any pension, bonus, welfare benefits, or similar benefits for regular employees of BCB or the Bank. Consultant hereby waives his right to participate in such employee benefits in the event a federal or state court or government agency later reclassifies him as an employee of BCB or the Bank.

Section 7. Confidentiality.

The Consultant recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of BCB and the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of BCB and the Bank. The Consultant will not, during or after the term of this Agreement, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by BCB or the Bank, or required by law. Notwithstanding the foregoing, the Consultant may disclose information that is known generally to the public (other than as a result of unauthorized disclosure by the Consultant or any person with the assistance, consent or direction of the Consultant) or information that is required to be disclosed by any banking regulatory agency that has jurisdiction over BCB, the Bank, or the Executive.

Section 8. Covenant Not to Compete.

The Consultant hereby covenants and agrees that, during the Term of the Agreement and for one (1) year following the termination of the Agreement, the Consultant shall not, without the written consent of BCB or the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of BCB, the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of BCB, the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which BCB or the Bank has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);

(ii)	become an officer, employee, shareholder (except Consultant shall be permitted to own bonds, non-voting preferred stock, or up to 5% of the outstanding common stock of any such entity if such common stock is publicly traded), consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of BCB, the Bank, or any of their direct or indirect subsidiaries or affiliates, that: (i) has headquarters within the Restricted Territory or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Consultant would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of BCB or the Bank to terminate an existing business or commercial relationship with BCB or the Bank.

Section 9. Reliance.

All payments and benefits to the Consultant under this Agreement shall be subject to the Consultant’s compliance with Section 7 and Section 8 of the Agreement. In the event of any breach of Section 7 and Section 8 of the Agreement by the Consultant, BCB and the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Consultant and all persons acting for or with the Consultant. Nothing herein will be construed as prohibiting BCB and the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Consultant.

Section 10. Notices.

Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of BCB and the Bank, in the case of notices to BCB and the Bank.

Section 11. Waiver.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all parties to the Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 12. Assignment.

This Agreement shall not be assignable by any party, except by BCB and the Bank to any successor in interest to their respective businesses.

Section 13. Entire Agreement.

This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s Consulting Services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

Section 14. Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 15. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the domestic, internal laws of the State of New Jersey, except to the extent that federal law controls.

Section 16. Headings.

The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

Section 17. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 18. Successors

BCB and the Bank shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to assume this Agreement in the same manner and to the same extent that BCB and the Bank would be required to perform as if no such succession had taken place.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BCB BANCORP, INC.

By:	/s/ Donald Mindiak

Name:	Donald Mindiak

Title:	President and Chief Executive Officer

BCB COMMUNITY BANK

By:	/s/ Donald Mindiak

Name:	Donald Mindiak

Title:	President and Chief Executive Officer

CONSULTANT

/s/ August Pellegrini, Jr.
August Pellegrini, Jr.